Exhibit 99.3

LIONS GATE ENTERTAINMENT MAKES UNSOLICITED
PROPOSAL TO IMAGE ENTERTAINMENT

CHATSWORTH, Calif.–September 14, 2005–Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported that Lions Gate Entertainment Corp. (NYSE: LGF) has made a proposal to enter into a negotiated strategic transaction to acquire all of Image Entertainment’s stock.

In recent public filings, Lions Gate Entertainment stated it has acquired 4,033,996 shares, or 18.98%, of Image Entertainment’s currently outstanding shares of common stock, and that it “believes that the acquisition of the Company would be consistent with its desire to broaden and deepen its library of filmed entertainment, as well as to add an important musical component to its business, and to otherwise further [it]s business objectives and increase shareholder value.”

The proposal was unsolicited, and Image Entertainment is not for sale.  Martin W. Greenwald, President and Chief Executive Officer of Image, commented, “Over the last several years we have implemented a series of corporate initiatives in order to increase the value of our Company.  We have a long-term strategy designed by our Board of Directors and implemented by our exceptional management team.  Management believes that the value of the Company today and in the future is far greater than what is being offered.”

Mr. Greenwald continued, “Image has become a gemstone in the independent DVD world, with a growing business opportunity that has tremendous growth potential.  Our success–including the recent strengthening of our balance sheet with a $15 million equity raise, the launch of Egami Media and its increasing portfolio of digital rights, our acquisition of Home Vision Entertainment and its valuable library, and the extension of our relationship with The Criterion Collection–have caused the investment and entertainment communities to take notice.  Lions Gate could not help but acknowledge the breadth and depth of our library of filmed entertainment, as well as the growing audio component of our business.  It is gratifying to be recognized for the Company’s current accomplishments and future opportunities.”

In order to analyze, evaluate and respond objectively to the Lions Gate proposal on its merits, the Board of Directors of Image Entertainment has appointed a Special Committee.  Ira S. Epstein, Chairman of the Special Committee, further commented, “In considering any business combination, we must determine what we believe to be in the best interests of the corporation.  We have a duty to act in a careful and deliberative manner, and to be fully informed before making a decision.  We will act diligently and in due course.  The proposal will be given all the consideration that it deserves.”

Mr. Greenwald concluded, “Our focus will continue to be on running and building our business.  We have built strong relationships with our customers, vendors and licensors.  We highly value the trust and confidence that our business partners have placed in Image Entertainment, and continuing to protect our ongoing relationships is of the utmost importance.  We will continue with our long-term goals and look forward to continuing to build great things together.”

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and 175 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights.  The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like “would,” “intend,” “hope,” “will,” “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations:	Image Contact:
Charles Messman or Todd Kehrli	Jeff M. Framer
MKR Group, LLC	Image Entertainment, Inc.
818.556.3700	818.407.9100 ext. 299
ir@mkr-group.com	jframer@image-entertainment.com

Corporate/Press Contact:	Legal Contact:
Steve Honig	John C. Kirkland, Esq.
The Honig Company, Inc.	Greenberg Traurig, LLP
310.246.1801	310.586.7786
press@honigcompany.com	kirklandj@gtlaw.com

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